UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

CNO Financial Group, Inc. (“CNO”) previously disclosed that in December 2013, two of its insurance subsidiaries with long-term care business (Washington National Insurance Company (“WNIC”) and Bankers Conseco Life Insurance Company (“BCLIC”)) entered into 100% coinsurance agreements ceding $495 million of long-term care reserves to Beechwood Re Ltd (“BRe”), a reinsurer domiciled in the Cayman Islands. As a result of its non-accredited status, BRe was required to provide collateral that meets the regulatory requirements of the states of domicile in order for our insurance subsidiaries to obtain full credit in their statutory financial statements for the reinsurance receivables due from BRe. Such collateral was required to be held in market value trusts subject to 7% over collateralization, investment guidelines and periodic true-up provisions. Copies of the reinsurance agreements and related trust agreements were filed as Exhibits 99.1 - 99.6 to our Current Report on Form 8-K dated August 1, 2016 (the “August 8-K”).
We reported in the August 8-K that certain irregularities had come to our attention regarding BRe, including its potential relationship with Platinum Partners LP (“Platinum”) and the valuation of certain assets deposited in trusts by BRe for WNIC and BCLIC. As disclosed in the August 8-K, CNO commenced an independent third-party audit in late June of the valuation of certain Level 3 investments deposited in the trusts by BRe. Level 3 investments include assets valued using unobservable inputs that are used in model-based valuations that contain assumptions determined by BRe. As also previously disclosed in the August 8-K, the initial scope of CNO’s audit was on a subset of Level 3 investments with a reported amount of approximately $116 million (1) as of June 30, 2016. CNO’s audit of these Level 3 investments has progressed substantially, although BRe has refused to provide certain information requested by WNIC and BCLIC. The information currently available to CNO confirms that a significant portion of these assets bear some connection to Platinum or to parties that have had past or present associations with Platinum. CNO has serious concerns regarding BRe’s conflicts of interest and whether the assets related to Platinum were acquired in appropriate arm’s-length transactions.
Moreover, CNO and the auditor retained by CNO also have reason to believe that many of the values assigned to these Level 3 investments by BRe and its valuation firm, Duff & Phelps, were inaccurate and determined by inherently flawed methodologies. These flaws appear to include: (i) the use of public company data as comparables without any adjustment for the fact that the company at issue is privately held or the uncertainty of its future cash flows; (ii) the use of limited historical measures of EBITDA without taking into consideration forecasted future values or recent changes in the economic environment that would lead to different conclusions; (iii) the assumption that, if an entity’s publicly traded equity has positive value, its debt must be worth par; (iv) the downplaying of frequent deferred interest or principal payments and other restructurings, which suggest that the underlying companies have short-term liquidity constraints or longer-term profitability issues; (v) unreasonable changes in the valuation of certain assets over short periods of time; and (vi) the fact that the investments’ interest rates and/or structures are inconsistent with securities that a reasonable investor would consider to be safe and high-quality. While no assurances can be given, we anticipate that the audit of this first subset of Level 3 investments will be completed, to the extent possible given the availability of information, by the end of the fourth quarter of 2016.
In September 2016, BCLIC and WNIC expanded the scope of the audit to include additional Level 3 investments with a reported amount of approximately $90 million as of June 30, 2016. The audit of these additional Level 3 investments is still in its early stages. Based on the preliminary information presently available to CNO, these additional Level 3 investments do not have connections to Platinum or to parties that have had past or present associations with Platinum. Based on the information currently available to CNO, these assets appear to be less complex, more diversified, and more susceptible to reasonable valuation. While no assurances can be given, we anticipate that the audit of these additional Level 3 investments will be completed, to the extent possible given the availability of information, by the end of the fourth quarter of 2016.
On September 29, 2016, the New York Department of Financial Services (the “NYDFS”) issued a regulatory demand letter to CNO. In the letter, the NYDFS said it had conducted a “detailed analysis” of the assets in the primary BCLIC trust account, after which it had “concluded that a substantial portion of the current assets held within the Trust are not in compliance with the standards set under 11 NYCRR § 126 (Insurance Regulation 114).” The NYDFS also said that “[a]ssets within the trust were removed subsequent to the Department’s approval of the reinsurance treaty and replaced with assets that do not comply with 11 NYCRR § 126(a)(2), which states that ‘assets deposited in the trust account shall be valued according to their current fair market value, and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of subsection (a) of section 1404 of the New York Insurance Law.’” The NYDFS directed BCLIC “to remediate this deficiency within ten days of the date of this letter [i.e., by October 9, 2016] by ensuring the assets held within the Trust meet the requirements of Insurance Regulation 114.” The NYDFS said that “[f]ailure to bring the Trust into compliance may result in the denial of reserve credit and disciplinary action from the Department.” A copy of the NYDFS’s regulatory demand letter is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On September 29, 2016, the Indiana Department of Insurance (“IDOI”) issued a regulatory demand letter to CNO. In the letter, the IDOI said that the reinsurance agreement between WNIC and BRe and the related trust are not in compliance with 760 IAC 1-55-4. The letter states that credit for reinsurance under the reinsurance agreement shall not be allowed for WNIC “unless corrective measures, satisfactory to the IDOI, are taken immediately.” A copy of the IDOI’s regulatory demand letter is filed as Exhibit 99.2 to this Current Report on Form 8-K.
On September 29, 2016, BCLIC and WNIC sent written notices to Wilmington Trust, N.A., the trustee of the BRe reinsurance trusts, pursuant to which BCLIC and WNIC notified the trustee that they are exercising their rights under the reinsurance agreements to withdraw all of the assets from the reinsurance trust accounts.
On September 29, 2016, BCLIC and WNIC gave written notice to BRe that they were terminating their reinsurance agreements with BRe effective immediately, after concluding that BRe’s material breaches of the reinsurance agreements are incurable, and that it is in the best of interests of BCLIC and WNIC policyholders and other key stakeholders to terminate the reinsurance agreements. We have formed this conclusion for several reasons, including: (i) BRe has represented that it would need until the end of the year to replace all of the Platinum-related assets in the trust accounts, and the NYDFS and IDOI have directed BCLIC and WNIC to take corrective action relating to these assets within 10 days, in the case of the NYDFS, and immediately, in the case of the IDOI; (ii) certain statements made to CNO by BRe called into question BRe’s financial ability to continue to reinsure the policies ceded to it; and (iii) BRe has, repeatedly and over the course of a prolonged period, acted in bad faith, engaged in self-dealing, and intentionally misrepresented and withheld key information about itself and its conflicts of interest from CNO.
On September 29, 2016, BCLIC and WNIC commenced an arbitration proceeding and demanded emergency relief, specifically, that BRe provide immediate access to certain documents and information concerning the trust assets. BCLIC and WNIC are also seeking compensatory, consequential, and punitive damages.
On September 29, 2016, BCLIC and WNIC filed a complaint in the United States District Court for the Southern District of New York against Mark Feuer, Scott Taylor and David Levy, current and former principals of BRe, for the damages caused by their actions. The complaint asserts claims against the defendants for, among other things, breach of fiduciary duty, fraud, and violation of the Racketeer Influenced and Corrupt Organizations Act.
CNO’s press release dated September 29, 2016 (the “Press Release”) announcing its termination of such reinsurance agreements and providing estimated pro forma financial information with respect thereto is attached hereto as Exhibit 99.3 and is incorporated herein by reference.
Because WNIC and BCLIC are recapturing the ceded business, CNO is required to value the assets and liabilities as of the date of recapture based on valuation methodologies that are consistent with the methodologies used by CNO to value its other investments and insurance liabilities. Such valuations may result in valuations that are different from the amounts reported by BRe and such differences could be material. While the audit of certain Level 3 investments is still ongoing, preliminary information indicates that CNO would record an after-tax charge of approximately $55 million, calculated on a pro forma basis as if a recapture of this business had occurred on June

30, 2016. The pro forma estimated impacts of a recapture are summarized below (dollars in millions):

Pro forma estimated loss:
Estimated market value adjustments related to:
Investments included in the initial scope of the audit	$(50)
Other Level 3 investments	(30)
Write-off of estimated receivables due from BRe	(18)
Increase in insurance liabilities consistent with CNO valuation assumptions (primarily related to interest rates)	(60)
Expenses incurred	(7)
Reported amount of assets held in trusts in excess of liabilities	95
Estimated loss before income tax benefit	(70)
Estimated income tax benefit	15
Estimated pro forma net loss	$(55)

The estimated pro forma net loss is based on numerous assumptions, including our current best estimate of the fair value of investments and the amount of insurance liabilities expected to be received as a result of the recapture. These estimated values are based on information currently available to us and may change based on, among other factors: (i) additional information we may obtain; (ii) the actual fair value of the related investments on the recapture date; and (iii) actual assumptions used to value the insurance liabilities.
After the estimated pro forma market value adjustments totaling $80 million (as summarized in the above table), the remaining value of the Level 3 investments is $200 million (1). On a pro forma basis as of June 30, 2016, the following summarizes the Level 3 investments by category (dollars in millions):

	Investments included in initial scope of audit	Investments included in additional scope of audit	Other Level 3 investments (2)	Total Level 3
Commercial real estate	$3	$15	$27	$45
Limited partnerships	—	—	35	35
Transportation and auto	—	28	1	29
Services	23	4	—	27
Energy	24	—	—	24
Life settlements	8	5	—	13
Other	9	13	5	27
	$67	$65	$68	$200
As explained in the Press Release, as a result of the recapture, related charge and additional capital required to support the assets and liabilities of this business, CNO will contribute approximately $200 million to its insurance subsidiaries. Approximately one-half of this contribution is attributable to the expected reduction in statutory surplus reflecting the charge recognized upon recapture of the business; and approximately one-half is attributable to the expected increase in risk-based capital primarily reflecting the additional credit and concentration risk associated with the trust assets. After giving effect to this contribution, CNO expects to have approximately $175 million of cash and investments at the holding company as of September 30, 2016 and expects its consolidated risk-based capital ratio to be approximately 450% (calculated on a Company Action Level basis: total adjusted capital divided by risk-based capital).

The following summarizes the assumptions CNO made in estimating the expected reduction in statutory surplus on a pro forma basis as if a recapture of this business had occurred on June 30, 2016 (dollars in millions):

Estimated statutory pro forma impact on surplus:
Estimated market value adjustments related to:
Investments included in initial scope of audit	$(50)
Other Level 3 investments	(30)
Write-off of estimated receivable due from BRe	(18)
Increase in statutory insurance liabilities consistent with CNO valuation assumptions (primarily related to interest rates)	(60)
Expenses incurred	(7)
Reported amount of assets held in trusts in excess of reported amount of liabilities	65
Impact on admitted deferred tax assets	(15)
Estimated statutory pro forma impact on surplus	$(115)
As stated in the Press Release, in order to increase its excess capital position at the holding company level, CNO has suspended its share repurchase program for the remainder of 2016. As of September 29, 2016, CNO had repurchased $203.0 million of common stock in 2016 at an average price of $17.37 per share. A recapture of the business is not expected to have a material impact to the ongoing free cash flow generation of the company, which is currently estimated at $75 million per quarter.
At this time, there is no evidence suggesting that policyholder obligations have not been met. CNO intends to exercise any and all of the rights and remedies available to it against BRe under the relevant transaction documents or otherwise in order to protect the interests of BCLIC, WNIC, CNO and their respective stakeholders. In connection with its termination of the reinsurance agreements, CNO will resume responsibility for all aspects of policyholder administration of the recaptured business.

The information contained under Item 7.01 in this Current Report on Form 8-K and the exhibits attached hereto are being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information contained in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.
___________________
NOTES -

(1)
Based on information obtained subsequent to the filing of our August 8-K, we have determined that the reported amount of the Level 3 investments subject to the audit was $116 million (rather than the $126 million reported in the August 8-K). In addition, we determined that $58 million, $253 million and $280 million of the investments in the trust at June 30, 2016 consisted of Level 1, Level 2 and Level 3 investments, respectively (rather than the $58 million, $231 million and $302 million of Level 1, Level 2 and Level 3 investments, respectively, reported in our August 8-K). After the pro forma market value adjustments of $80 million described above, the remaining value of the Level 3 investments is $200 million ($280 million minus $80 million).

(2)
Based upon the nature of these investments and the information available to us regarding the investments, we have concluded that there is no need to include them as part of the audit as we are able to review and evaluate their value.

Item 9.01(d).	Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K:

99.1
Letter dated September 29, 2016 from James V. Regalbuto, New York State Department of Financial Services Deputy Superintendent, Life Insurance, to Scott Goldberg, President of BCLIC, regarding Bankers Conseco Life Insurance Company Collateral Trust for the Reinsurance Treaty with Beechwood Re, Ltd.

99.2
Letter dated September 29, 2016 from Cynthia D. Donovan, Indiana Department of Insurance Chief Financial Examiner, to Barbara Stewart, President of WNIC, regarding Indemnity Reinsurance Agreement by and between Washington National Insurance Company and Beechwood Re Ltd.

99.3	Press Release of CNO Financial Group, Inc. dated September 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: September 29, 2016
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer